EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-183663, 333-123089, 333-123079, 333-112171, 333-153276, and 333-49344 of Provident New York Bancorp, on Form S-8; Registration Statement No. 333-125855 of Provident New York Bancorp, on Form S-3D; and Registration Statement No. 333-179575 of Provident New York Bancorp, on Form S-3 of our reports dated December 14, 2012, with respect to the consolidated financial statements of Provident New York Bancorp, and the effectiveness of internal control over financial reporting, which reports appear in this Annual Report on Form 10-K of Provident New York Bancorp for the year ended September 30, 2012.

Crowe Horwath LLP

New York, New York
December 14, 2012